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                                                                     EXHIBIT 21

                        SUBSIDIARIES OF RIDGEVIEW, INC.



      Name                                        Jurisdiction of Incorporation

Ridgeview Ltd.                                         Cayman Island

Interknit, Inc.                                        Alabama

Seneca Knitting Mills Corporation                      New York

GPM Corporation                                        New York

Seneca Knitting Mills, International                   United States Virgin
Sales, Inc.                                               Islands

A Child's View, Inc.                                   North Carolina

Ridgeview Foundation, Inc.                             North Carolina